SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. [    ])

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

SendTec, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SendTec, Inc.
877 Executive Center Drive West
Suite 300
St. Petersburg, Florida 33702

October        , 2006

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of SendTec, Inc. (the ‘‘Company’’) on Thursday, October 26, 2006 at 10:00 a.m. local time at our headquarters at 877 Executive Center Drive West, Suite 300, St. Petersburg, Florida 33702. The accompanying formal Notice of the Special Meeting of Stockholders and Proxy Statement contain the items of business to be considered and acted upon at the Special Meeting.

We hope you will be able to attend this Special Meeting, but if you cannot, it is important that your shares be represented at the meeting. Thus, whether or not you plan to attend the Special Meeting, we urge you to sign and return the enclosed proxy card at your earliest convenience so that your shares will be represented at the meeting. If you so desire, you can withdraw your proxy and vote in person at the meeting.

We welcome the opportunity to share our thoughts about the Company with our stockholders at this Special Meeting and look forward to addressing your questions and comments. In order to attend in person, you must agree to abide by the rules established for the Special Meeting which will be available at commencement of the Special Meeting.

Sincerely,
Paul Soltoff Chairman of the Board of Directors

SendTec, Inc.
877 Executive Center Drive West
Suite 300
St. Petersburg, Florida 33702
Telephone: (727) 576-6630
Fax: (727) 576-4864

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS

To Be Held October 26, 2006

Notice is hereby given that a Special Meeting (the ‘‘Special Meeting’’) of the Stockholders of SendTec, Inc. (the ‘‘Company’’), a Delaware corporation, will be held at 10:00 a.m. local time on Thursday, October 26, 2006 at our headquarters located at 877 Executive Center Drive West, Suite 300, St. Petersburg, Florida 33702, or such other date or time as to which the Special Meeting may be adjourned, to consider and act upon the following items of business:

1.	To authorize an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $0.001 per share (the ‘‘Common Stock’’), to 190,000,000 shares; and

2.	To transact such other business that may properly come before the Special Meeting or any adjournments thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Only stockholders of record at the close of business on October 9, 2006 will be entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof. A list of all stockholders of record as of October 9, 2006 will be open for inspection by stockholders at the Special Meeting.

The enclosed Proxy Statement is being mailed on or about October        , 2006.

By Order of the Board of Directors
Donald Gould Secretary

St. Petersburg, Florida
October         , 2006

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING AND TO ENSURE A QUORUM. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES USING THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES. PROXIES CAN ALSO BE REVOKED BY SUBMITTING A NEW PROXY WITH A LATER DATE OR BY DELIVERING WRITTEN INSTRUCTIONS TO THE SECRETARY OF THE COMPANY.

When completing your proxy card, please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A proxy executed by a corporation must be signed by a duly authorized officer.

SendTec, Inc.

877 Executive Center Drive West
Suite 300
St. Petersburg, Florida 33702
Telephone: (727) 576-6630
Fax: (727) 576-4864

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 26, 2006

This Proxy Statement and accompanying form of proxy is furnished in connection with the solicitation of proxies by the Board of Directors of SendTec, Inc., a Delaware corporation (the ‘‘Company’’, ‘‘we’’ or ‘‘our’’), for the Special Meeting of Stockholders of the Company (the ‘‘Special Meeting’’) to be held at 877 Executive Center Drive West, Suite 300, St. Petersburg, Florida 33702 on Thursday, October 26, 2006 at 10:00 a.m. local time and at any adjournments thereof.

At the Special Meeting, stockholders will be asked: (1) to authorize an amendment to our Certificate of Incorporation increasing the number of authorized shares of our common stock, par value $0.001 per share (the ‘‘Common Stock’’), to 190,000,000 shares; and (2) to transact such other business that may properly come before the Special Meeting or any adjournments thereof.

General

The enclosed proxy is solicited by the Board of Directors of the Company (the ‘‘Board’’) for the purposes set forth in the Notice of the Special Meeting of Stockholders. The solicitation is being made by mail and we may also use our officers, employees and consultants to solicit proxies from stockholders either in person or by telephone, facsimile, e-mail or letter, without additional compensation. We will pay the cost for solicitation of proxies, including the preparation, assembly and mailing of this Proxy Statement and proxy. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of our Common Stock. The approximate mailing date of this Proxy Statement, Notice of Special Meeting and form of proxy is October        , 2006.

Pursuant to a vote of the Board on September 7, 2006, each stockholder of record at the close of business on October 9, 2006 (the ‘‘Record Date’’), is entitled to notice of and vote at the Special Meeting. As of the close of business on the Record Date, we had                    shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote. Consistent with Delaware law and as provided under our By-laws, the holders of shares entitled to cast a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

Required Vote

Pursuant Section 242 of the Delaware General Corporation Law, the affirmative vote of the holders of a majority of our outstanding Common Stock entitled to vote thereon is required to approve the increase in our authorized capital under proposal 1.

Inspector of Election

Votes cast by proxy or in person at the Special Meeting will be tabulated by persons appointed by our Board to act as Inspector of Election for the meeting, as provided by our By-laws. The Inspector of Election will count the total number of votes cast for approval of each proposal for purposes of determining whether a sufficient number of affirmative votes has been cast. The Inspector of Election will count shares represented by proxies that reflect abstentions and ‘‘broker non-votes’’ (i.e., shares represented at the Special Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. If your broker does not have discretion to vote your shares and you do not give your broker instructions, the votes will be broker non-votes. Abstentions and broker non-votes are not treated as a vote ‘‘for’’ or ‘‘against’’ the proposal to increase our authorized capital, which have the same effect as a vote against Proposal 1.

Proxies

Proxies returned to us or our transfer agent, American Stock Transfer and Trust Co. (‘‘Transfer Agent’’), and properly executed will be voted in accordance with the stockholders’ instructions. You may specify your choice by appropriately marking the enclosed proxy card. Brokers holding shares for the account of their clients may vote such shares in the manner directed by their clients.

Any proxy which is timely signed and returned with no other markings will be voted ‘‘for’’ the proposal to increase our authorized capital. The proxies also give our Board discretionary authority to vote the shares represented thereby on any matter which was not known as of the date of this Proxy Statement and is properly presented for action at the Special Meeting.

The execution of a proxy will in no way affect your right to attend the Special Meeting and vote in person. You have the right to revoke your proxy prior to the Special Meeting by giving notice to our Corporate Secretary, Donald Gould, at our executive offices. You may also complete and submit a new proxy prior to the Special Meeting or you may revoke a previously submitted proxy at the Special Meeting by giving notice to our Secretary at the Special Meeting.

For convenience in voting your shares on the enclosed proxy card, we have enclosed a postage-paid return envelope to our Transfer Agent, who will assist in tabulating the stockholder vote.

Our mailing address is 877 Executive Center Drive West, St. Petersburg, Florida 33702. Our telephone number is (727) 576-6630, and facsimile number is (727) 576-4864. The approximate mailing date of this Proxy Statement, Notice of the Special Meeting and form of proxy is October        , 2006.

PROPOSAL NO. 1

INCREASE IN OUR AUTHORIZED CAPITAL

Background of the Proposal

On October 30, 2005, our subsidiary, SendTec Acquisition Corp. (‘‘STAC’’), sold $34.95 million of Senior Secured Convertible Debentures due October 30, 2009 (the ‘‘Debentures’’), pursuant to a Securities Purchase Agreement (the ‘‘SPA’’) between the Company, STAC and a group of institutional investors in connection with the purchase of substantially all of the assets of SendTec, Inc. from the globe.com, inc. At the time of this transaction, STAC operated independently from us as a minority owned subsidiary. The reason for this structure was that the institutional investors party to the SPA desired that their lien on the SendTec assets be structurally senior to the remainder of our business until such time as we had audited financials for the nine months ended September 30, 2005 and we could demonstrate that we met certain financial milestones for the nine months ended September 30, 2005.

Following the satisfaction of these financial milestones, on February 3, 2006, STAC became our wholly-owned subsidiary (the ‘‘Consolidation’’). Among the other transactions which occurred on February 3, 2006 were that we guaranteed the obligations of STAC and pledged our assets as security for the Debentures. In addition, as a result of the Consolidation with STAC, on February 3, 2006, the Debentures, initially convertible at $1.00 per share into STAC Common Stock, became convertible into our Common Stock at a conversion price of $1.50 per share. The SPA also required STAC, and the Company beginning on the date of the Consolidation to comply with certain financial covenants.

We were not in compliance with the financial covenants stipulated in the SPA prior to and as of the date of Consolidation. On February 3, 2006, we entered into a letter agreement with the Debenture holders in which the Debenture holders agreed to (a) forbear to call a covenant default of STAC’s breach of the financial covenants, and (b) amend the Debentures to substantially eliminate the requirement for the Company to comply with the financial covenants at any time up to the date of the Consolidation and during the year ended December 31, 2006. The financial covenants, as amended on February 3, 2006, required us to attain minimum EBITDA of $8,434,000 for the year ended December 31, 2006 including EBITDA of at least $1,257,000, $2,013,000, $2,324,000 and $2,824,000 for the first quarter, second quarter, third quarter and fourth quarter of 2006, respectively, and quarterly EBITDA thereafter of $2,840,000 until the Debentures were paid in full. In addition, we were restricted from making capital expenditures in excess of $550,000, $375,000 and $300,000 during each of the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, respectively, and $250,000 per quarter thereafter, until the Debentures were paid in full. We were also to maintain minimum cash balances of $2,500,000 in the first quarter of 2006, $2,750,000 in the second quarter of 2006, $3,000,000 in each of the third and fourth quarters of 2006 and $4,000,000 thereafter until the Debentures were paid in full.

As of March 31, 2006, we were not in compliance with certain of the financial covenants, and on May 19, 2006, at least 75% of the Debenture holders waived the Company’s breach of these covenants pursuant to a letter agreement dated May 19, 2006. Under the terms of this waiver, the Debenture holders agreed to permanently forbear their right to (a) declare the Company in default of the Debentures and (b) demand acceleration of the loan, however, such waiver related solely to the Company’s noncompliance with the covenants as of March 31, 2006. The waiver did not amend any other terms of the Debenture nor did it waive the requirement for us to maintain compliance with any covenants contained in the SPA at any other times subsequent to March 31, 2006.

In early summer, we determined that we would be non-compliant with certain financial covenants for the second quarter ended June 30, 2006 as of the filing of our Form 10-Q for such period. In light of this expectation, management undertook a comprehensive process to retain a financial advisor to assist the Company to both (i) obtain a waiver for June 30, 2006 and (ii) restructure the terms of the Debenture and SPA in an effort to avoid future instances of non-compliance. On July 27, 2006, we engaged Burnham Hill Partners, a division of Pali Capital, Inc. (‘‘BHP’’), an experienced financial advisory and restructuring firm, to act as our exclusive financial advisor in connection with obtaining a waiver for the June 30, 2006, covenants and the proposed restructuring of the Debentures. On August 21, 2006, we entered into a letter agreement with the holders of the Debentures. The letter agreement: (i) waived certain Events of Default; (ii) amended and clarified certain of the terms and provisions of the SPA; and (iii) acknowledged the intent of the parties to negotiate and execute definitive agreements in order to effectuate the intent and purposes of the letter agreement and pursue all required consents. Inasmuch as the amendment to the SPA and the Debentures reduces the conversion price of the Debentures to $0.50 per share of Common Stock and provides for issuance of additional warrants, the Company has insufficient authorized Common Stock available under its existing Certificate of Incorporation to effectuate the intent and purposes of the letter agreement. Therefore, approval of stockholders to increase our authorized Common Stock is required to affect the intent and purpose of the letter agreement.

BHP, on September 7, 2006, met with the Board of Directors, following extensive meetings and discussions with members of management, and delivered its oral advice that the adjustments contemplated in the letter agreement were advisable. Following such discussions, the Board of Directors adopted a resolution requiring submission of a proposal providing for an amendment to our Certificate of Incorporation to increase our authorized capital to 190,000,000 shares of Common Stock from 90,000,000 shares of Common Stock to stockholders for approval. Pursuant to Section 242 of the Delaware General Corporation Law, such an amendment must be approved by the holders of a majority of the issued and outstanding shares of our Common Stock. A form of the Certificate of Amendment to our Certificate of Incorporation is set forth as Exhibit A annexed hereto.

In consideration for its services, BHP received a cash fee of $50,000 and was issued warrants to purchase 250,000 shares of Common Stock at $0.60 per share.

As of the Record Date, we had outstanding                    shares of Common Stock. We also had
(i) 13,599,486 shares of our Common Stock underlying outstanding options and warrants to purchase, (ii) 3,098,000 shares reserved for issuance pursuant to our stock option plans, and (iii) $34.95 million aggregate principal amount the Debentures convertible into an aggregate of 23,300,000 shares of our Common Stock at the present conversion price of $1.50 per share.

Modified Terms of Debentures and Related Agreements

The proposed amendments to the Debentures include, among other things, reducing the price at which the Debentures convert into shares of our Common Stock to $0.50 per share, and giving us the option, at our discretion, to make 50% of the payments for interest and other amounts due under the Debentures on November 1, 2006 and February 1, 2007 in shares of our Common Stock, and, subject to certain limitations, 100% of interest and others amount due for payment dates thereafter. As a result, it is estimated that if the Debentures were converted in full under the proposed Debenture amendment at $0.50 per share the Company would be required to issue approximately 69.9 million shares of Common Stock, which is approximately 46.6 million more shares than the approximately 23.3 million shares of Common Stock we would be required to issue under the present conversion price of the Debentures. As of the Record Date, taking into account issued and outstanding shares of Common Stock, shares underlying outstanding options and warrants, shares reserved for issuance under our stock option plans, and approximately 23.3 million shares of Common Stock presently issuable upon conversion of the Debentures at $1.50 per share, the present conversion price, we would have 3,987,372 shares of Common Stock available for issuance under our existing Certificate of Incorporation.

Accordingly, unless stockholders approve Proposal No. 1, the amendments to the Debentures would not become effective. Therefore, the holders of our Debentures have made the effectiveness of the letter agreement contingent upon approval of this proposal to increase our authorized capital. For additional information on the effects of a conversion or redemption of the Debentures on our capitalization please see ‘‘Illustrations of Potential Redemption/Conversion of the Debentures’’ beginning on page 6.

Under the proposed amendments, fifty percent of the original principal amount of the Debentures may automatically convert into shares of Common Stock if the minimum closing bid price of our Common Stock equals or exceeds $0.75 per share for 15 out of 20 consecutive trading days. The remaining 50% of the original principal amount of the Debentures will automatically convert into shares of our Common Stock if the minimum closing bid price of our Common Stock equals or exceeds $1.00 per share for 15 out of 20 consecutive trading days. In order for such automatic conversion to occur, there must be an effective registration statement under the Securities Act of 1933, as amended, covering the resale of the shares underlying the Debentures. In addition, if the average daily dollar volume of our Common Stock is less than $1.0 million, then the conversion will be limited to $1.0 million of the original principal amount of the Debentures for each 20 trading day period that the minimum bid price for our Common Stock equals or exceeds the applicable threshold of $0.75 or $1.00; and if the average daily dollar volume of our Common Stock exceeds $1.0 million but is less than $2.0 million, the conversion of the Debentures will be limited to $2.0 million of the original principal amount of the Debentures for each 20 trading day period. There will be no limitations on the conversion of the Debentures if the average daily dollar volume of our Common Stock exceeds $2.0 million.

Additional Terms of the Letter Agreement

As discussed above, we have been unable to comply previously with certain of our financial covenants under the SPA, in part, as a result of losses experienced in our RelationServe Access, Inc. and Friendsand.com, Inc. subsidiaries. However, as a growth company, we believe that even following the sale or closure of these business in July, 2006, elimination of these financial covenants and adoption of new financial covenants would be beneficial to our business and results of operations and avoid future potential defaults. Although the amendment of these financial covenants and the letter agreement and its implementation, generally, does not require stockholder approval, it is not likely that the Debenture holders will agree to amend these financial covenants or any other provisions of the Debentures and related agreements, unless the charter amendment described as Proposal No. 1 is approved and the conversion price is reduced.

The terms of the previously amended financial covenants referenced above require us to have EBITDA of $8,434,000 for fiscal 2006 (including EBITDA of at least $1,257,000, $2,013,000, $2,824,000 for the first quarter, second quarter, third quarter and fourth quarter of 2006, respectively) and thereafter quarterly EBITDA of $2,840,000 until the Debentures are paid in full. We are also required to maintain minimum cash balances of $3,000,000 for the fiscal year 2006, and $4,000,000 per quarter for each quarter thereafter. In addition, we are prohibited from making any capital expenditures in excess of $300,000 during the third quarter of 2006, and $350,000 during the fourth quarter of 2006 and each quarter thereafter until maturity of the Debentures.

We do not believe that we can comply with these financial covenants as they presently apply to us, which may result in an event of default under the Debentures. If we default on our obligations under the Debentures or related agreements, the Debentures holders may accelerate the maturity of the Debentures, plus increased interest, and any default penalties. The cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day-to-day operations, such a default would have a material adverse effect on our business, operating results, or financial condition. In such event, we could be forced to restructure, file for bankruptcy, sell assets, or cease operations, any of which would put our Company, our investors and the value of our Common Stock, at significant risk. Further, our obligations under the Debentures are secured by substantially all of our assets. Failure to fulfill our obligations under the Debentures and related agreements could lead to loss of these assets, which would be detrimental to our operations.

The amendments to the financial covenants would eliminate the restrictions on our capital expenditures, reduce the minimum cash balance requirements, and use our net revenues determined in accordance with GAAP rather than EBITDA as a benchmark for the financial covenants. The amended terms of the financial covenants would require us to have net revenues of $4,675,000 for the third and fourth quarters of 2006, and net revenues of $5,025,000, $5,175,000, $5,450,000, and $5,700,000 for the first, second, third and fourth quarters of 2007, respectively. The required minimum cash balances would be $2,750,000 for the third quarter of 2006, $3,000,000 for the fourth quarter of 2006 and the first quarter of 2007, $3,250,000, $3,500,000 and $3,750,000 for the second, third and fourth quarters of 2007, respectively. The Debenture holders have agreed to waive our compliance with the unamended terms of the financial covenants for the quarters ended June 30, 2006 and September 30, 2006 pending the terms of the letter agreement becoming effective. While we cannot give any assurances, we believe that an event of default on the Debentures is less likely under the amended financial covenants. In addition, we would have greater flexibility to make capital expenditures to grow our business.

Other provisions of the letter agreement would relieve of us required quarterly redemptions of the principal amount of the Debentures. Instead, we would have the option to redeem in whole or in part, all or any portion (but not less than 25%) of the original principal amount of the Debentures plus accrued interest, interest not yet accrued but would be payable through maturity and other amounts due under the Debentures pro rata for such principal amount redeemed. In the event that we redeem any portion of the Debentures, we would be required to issue five-year warrants to purchase 500,000 shares of our Common Stock at an exercise price of $0.50 per share, subject to customary anti-dilution provisions, to the Debenture holders for each $1.0 million of Debentures redeemed.

All unpaid principal, interest and other amounts due under the Debentures will be payable on March 31, 2008, the new maturity date of the Debentures, as would be amended following approval and execution of definitive documents.

Debenture holders may not convert the Debentures into shares of Common Stock if as a result of such conversion, the Debenture holder would be deemed to beneficially own in excess of 9.99% of the issued and outstanding shares of our Common Stock as opposed to 4.99% under the present terms of the Debenture. However, such restrictions on conversion of the Debentures may be waived by the

Debenture holder to whom such restriction applies upon 61 days written notice to the Company. In addition, Debenture holders have agreed not enter into any short sales of our Common Stock until the restructuring of the Debentures, as contemplated by the letter agreement, is completed and not to maintain a net short position in our Common Stock thereafter.

The amendments to the Debentures proposed by the letter agreement, as described above, will not become effective unless we increase our authorized capital to allow for full conversion of the Debentures into shares of our Common Stock at $0.50 per share and the payment of interest and other amounts due on the Debentures in shares of our Common Stock. Therefore, management strongly recommends a vote for this proposal.

Amending our Certificate of Incorporation to increase the number of authorized shares of Common Stock will not alter the number of shares presently issued or change the relative rights of holders of the issued and outstanding shares of Common Stock. If the amendment is approved by the stockholders, the additional shares of Common Stock will be identical in all respects to our presently authorized shares of Common Stock. Holders of Common Stock have no preemptive rights to purchase or subscribe for any newly issued shares of Common Stock. Therefore, the authorization and subsequent issuance of additional shares of Common Stock may, among other things, have a dilutive effect on the voting power, earnings per share and equity of existing holders of Common Stock: however, the actual effect on the present holders of Common Stock cannot be ascertained until additional shares of Common Stock are issued in the future. No dissenters' rights under the Delaware General Corporation Law are afforded to our stockholders as a result of the adoption of this resolution.

Illustration of Potential Redemption/Conversion of the Debentures

The following table sets forth the effect on our capitalization as of September 11, 2006, of: (i) the conversion of the Debentures at the present conversion price of $1.50; (ii) the conversion of the Debentures at the proposed conversion price of $0.50 per share; and (iii) the redemption of the Debentures under the proposed terms of the letter agreement for cash and warrants to purchase 500,000 shares of our Common Stock per $1 million of principal redeemed.

	Conversion of the Debentures at the present conversion price of $1.50 per share
	$10 Million	$20 Million	$34.95 Million
Shares of Common Stock outstanding	46,015,142	46,015,142	46,015,142
Shares issued upon conversion	6,666,667	13,333,333	23,300,000
Total shares outstanding after conversion	52,681,809	59,348,475	69,315,142
Shares of Common Stock underlying unconverted principal amount of the Debentures	16,633,333	9,966,667	—
Outstanding Options and Warrants	13,599,486	13,599,486	13,599,486
Total shares outstanding and shares underlying unconverted debentures, options and warrants	82,914,628	82,914,628	82,914,628
Shares reserved for issuance under our stock plans	3,098,000	3,098,000	3,098,000
Total shares remaining available for issuance	3,987,372	3,987,372	3,987,372

	Conversion of the Debentures at the proposed conversion price of $0.50 per share
	$10 Million	$20 Million	$34.95 Million
Shares of Common Stock outstanding after conversion	46,015,142	46,015,142	46,015,142
Shares issued upon conversion	20,000,000	40,000,000	69,900,000
Total shares outstanding after conversion	66,015,142	86,015,142	115,915,142
Shares of Common Stock underlying outstanding principal amount of the Debentures	49,900,000	29,900,000	—
Outstanding Options and Warrants	13,599,486	13,599,486	13,599,486
Total shares outstanding and shares underlying outstanding debentures, options and warrants	129,514,628	129,514,628	129,514,628
Shares reserved for issuance under our stock plans	3,098,000	3,098,000	3,098,000
Deficiency in shares available for issuance if Proposal 1 is not approved upon amendment of the debentures	(42,612,628)	(42,612,628)	(42,612,628)
Shares available for issuance if Proposal 1 is approved upon amendment of the debentures	57,387,372	57,387,372	57,387,372

	Redemption of the Debentures for Cash and Warrants
	$10 Million	$20 Million	$34.95 Million
Shares of Common Stock outstanding after redemption	46,015,142	46,015,142	46,015,142
Shares issued upon redemption	—	—	—
Total shares outstanding after redemption	46,015,142	46,015,142	46,015,142
Shares of Common Stock underlying outstanding principal amount of the Debentures	49,900,000	29,900,000	—
Outstanding Options and Warrants	13,599,486	13,599,486	13,599,486
Warrants issued to Debenture holders in connection with redemption	5,000,000	10,000,000	17,475,000
Total outstanding options and warrants	18,599,486	23,599,486	31,074,486
Total shares outstanding and shares underlying outstanding debentures, options and warrants	114,514,628	99,514,628	77,089,628
Shares reserved for issuance under our stock plans	3,098,000	3,098,000	3,098,000
Deficiency in shares available for issuance in Proposal 1 if not approved upon amendment of the Debentures	(27,612,628)	(12,612,628)	—
Shares available for issuance in Proposal 1 is approved upon amendment of the Debentures	72,387,372	87,387,372	109,812,372

Other Information

The form of Amendment to the SPA and the Debentures is set forth as Exhibit B annexed hereto.

Certain Debenture holders have agreed to cast their vote ‘‘For’’ Proposal No. 1. In addition management of the Company owns in excess of 18.6% of the Common Stock and are anticipated to vote ‘‘For’’ proposal No. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the SEC. Under these rules, a person or entity may be deemed to beneficially own any shares as to which such person or entity, directly or indirectly, has or shares voting power or investment power, or has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person, plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

Based solely upon information available to us, the following table sets forth certain information regarding beneficial ownership of our Common Stock as of September         , 2006 by (i) each person or entity known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to such shares of Common Stock:

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage Beneficially Owned
Paul Soltoff	3,341,276	(2)	7.3%
Donald Gould	2,248,013	(3)	4.9%
Eric Obeck	2,788,487	(4)	6.1%
Michael Brauser	100,000	(5)	*
Robert G. Beauregard	0		0
Vincent Addonisio	0		0
LB I Group Inc.	3,034,795	(6)	6.6%
MHB Trust	5,392,500	(7)	11.0%
Leslie T. Altavilla Revocable Trust	2,780,000	(8)	6.0%
Palisades Master Fund, L.P.	1,826,343	(9)	4.0%
Shawn McNamara	110,000	(10)	*
Adam Wasserman	0		0
Danielle Karp	100,000	(11)	*
Ohad Jehassi	105,000	(12)	*
Mandee Heller Adler	200,000	(13)	*
Scott Young	0		0
All directors and executive officers as a group	8,587,776	(14)	18.6%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address of each stockholder listed above is c/o the executive offices of SendTec, Inc.

(2)	Based on a Schedule 13D filed on March 1, 2006.

(3)	Based on a Schedule 13D filed on March 1, 2006.

(4)	Based on a Schedule 13D filed on March 1, 2006.

(5)	Consists of presently exercisable warrants to purchase 100,000 shares of Common Stock held by DBGJ Revocable Trust, an entity in which the wife of Mr. Brauser is the trustee of a trust for the benefit of their children. Mr. Brauser disclaims beneficial ownership of the warrants and the shares of Common Stock underlying the warrants.

(6)	Based on a Schedule 13D filed on July 5, 2006, and other information, LB I Group Inc. beneficially owns 3,034,795 shares of Common Stock. Lehman Brothers Inc. is the parent company of LB I Group. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The address for LB I Group is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022, Attn: Eric Salzman and Will Yelsits. Lehman Brothers Inc. is a registered broker-dealer.

(7)	Based on a Schedule 13D filed April 4, 2006 by MHB Trust and Southpac Trust International, Inc. Includes immediately exercisable warrants to purchase 2,792,500 shares of Common Stock. MHB Trust’s address is c/o Southpac Trust Limited, ANZ House, Main Road, Avara Raratongo, Cook Islands. Southpac Trust International, Inc. serves as trustee to the MHB Trust. Mr. Brauser disclaims beneficial ownership of any shares of Common Stock or Warrants owned by the MHB Trust.

(8)	The business address for the trust is 14300 Clay Terrace Blvd., Ste. 269, Carmel, IN 46032.

(9)	PEF Advisors, Ltd. serves as the general partner and principal investment manager to Palisades Master Fund, L.P. The address of Palisades Master Fund, L.P. and PEF Advisors, Ltd. is Harbour House, 2nd Floor, Waterfront Drive, P.O. Box 972, Road Town, Tortola, British Virgin Islands.

(10)	Consists of an option to purchase 100,000 shares of Common Stock exercisable within 60 days and 10,000 shares of Restricted Common Stock granted under the 2005 Plan. Restrictions lapse as to 1/3 of such shares on the six month, one year and two year anniversaries of the date of grant. Mr. McNamara’s business address is c/o RelationServe Access, 6700 North Andrews Ave, Ft. Lauderdale, 33390.

(11)	Consists of immediately exercisable options to purchase up to 100,000 shares of Common Stock. Ms. Karp’s business address is c/o RelationServe Access, 6700 North Andrews Ave, Ft. Lauderdale, 33390.

(12)	Consists of an immediately exercisable option to purchase 25,000 shares of Common Stock and 80,000 shares of restricted Common Stock granted under the 2005 Plan. Mr. Jehassi’s business address is c/o RelationServe Access, 6700 North Andrews Ave, Ft. Lauderdale, 33390.

(13)	Includes immediately exercisable option to purchase 100,000 shares of Common Stock granted under the 2005 Incentive Plan. Ms. Adler’s business address is c/o RelationServe Access, 6700 North Andrews Ave, Ft. Lauderdale, 33390.

(14)	Does not include shares beneficially owned by Company’s former President, Danielle Karp, former Chief Operating Officer Ohad Jehassi, former Chief Executive Officers, Mandee Heller Adler, former Senior Vice President, Shawn McNamara or Scott Young. Includes options to purchase 33,334 shares of Common Stock exercisable within 60 days and presently exercisable warrants to purchase 100,000 shares of Common Stock.

OTHER MATTERS

It is not expected that any matters other than those in the Notice of Special Meeting, as described in this Proxy Statement, will be brought before the Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxies in accordance with the discretion of the persons named in such proxy.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with the Company’s Board as a whole or with certain directors, including committee chairpersons or the Chairman of the Board, individually, may do so by writing the Corporate Secretary at 877 Executive Center Drive West, Suite 300, St. Petersburg, Florida 33702. Each stockholder communication should include an indication of the submitting stockholder’s status as a stockholder of the Company and eligibility to submit such communication. Each such communication will be received for handling by the Corporate Secretary, who will maintain originals of each communication received and provide copies to (i) the Chairman and (ii) any other appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder and content of the subject communication. The Corporate Secretary also will coordinate with the Chairman to facilitate a response, if it is believed that a response is appropriate or necessary, to each communication received. The Board, or a committee designated by the Board, will review all stockholder communications received on a periodic basis. The Board reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purposes of the policy.

FORWARD-LOOKING STATEMENTS

This Proxy Statement may contain certain ‘‘forward-looking’’ statements, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘might,’’ or ‘‘continue’’ or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other of our filings with the Securities and Exchange Commission.

AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with this act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

Annex A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SENDTEC, INC.

Under Section 242 of the Delaware General Corporation Law

It is hereby certified that:

The name of the corporation is SendTec, Inc.

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FOURTH thereof as follows:

FOURTH:    A. CLASSES AND NUMBERS OF SHARES. The total number of shares of stock which the Corporation shall have authority to issue is two-hundred million (200,000,000). The Classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1. One Hundred Ninety Million (190,000,000) shares of Common Stock, par value $0.001 per share (the ‘‘Common Stock’’); and

2. Ten    Million    (10,000,000) shares    of Preferred Stock, par value $0.001 per share (the ‘‘Preferred Stock’’); and

                      B. BLANK CHECK POWERS. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation’s Board and by the affirmative vote of the holders of a majority of the capital stock of the Corporation at a meeting duly noticed and conducted in accordance with Section 222 of the General Corporation Law of the State of Delaware and the By-Laws of the Corporation.

IN WITNESS WHEREOF, said SendTec, Inc. has caused this Certificate to be signed by Paul Soltoff, its Chairman and Chief Executive Officer, and attested by Donald Gould, its Secretary this          day of October, 2006.

SENDTEC, INC.
By:
Name: Paul Soltoff
Title: Chairman and Chief Executive Officer

ATTEST:
By:
Name:	Donald Gould
Title:	Secretary

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SENDTEC, INC.

Proxy — Special Meeting of Stockholders
October 19, 2006

The undersigned hereby appoints Paul Soltoff and Donald Gould, and each of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of SendTec, Inc. (the ‘‘Company’’) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at 877 Executive Center Drive West, Suite 300, St. Petersburg, Florida on October 19, 2006, at 10:00 a.m. local time, or at any adjournment thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement, both dated October         , 2006.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN.

1.	To authorize an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $0.001 per share (the ‘‘Common Stock’’), to 190,000,000 shares.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

NOTE:    Your signature should appear the same as your name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a corporation gives a proxy, an authorized officer should sign it.

Signature: __________________	Date: ______________

Signature: __________________	Date: ______________